EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Energous Corporation on Form S-8 (No. 333-196360) of our report dated March 30, 2015, with respect to our audits of the financial statements of Energous Corporation (f/k/a DvineWave Inc.) as of December 31, 2014 and 2013 and for the years ended December 31, 2014 and 2013, which report is included in this Annual Report on Form 10-K of Energous Corporation for the year ended December 31, 2014.

/s/ Marcum LLP

Marcum LLP

Melville, New York

March 30, 2015